Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:

Media Relations:	Kathy Shirley, +1.713.439.8135, kathy.shirley@bakerhughes.com
Investor Relations:	Gary R. Flaharty, +1.713.439.8039, gflaharty@bakerhughes.com
H. Gene Shiels, +1.713.439.8822, gene.shiels@bakerhughes.com
Baker Hughes Acquires Russian ESP Service Provider
The acquisition of Oilpump Services doubles Baker Hughes’ ESP market share in Russia
HOUSTON, TX – June 1, 2010 – Baker Hughes (NYSE: BHI) has acquired Siberia-based Oilpump Services (OPS), the second largest electrical submersible pumping (ESP) system service company in Western Siberia. With the addition of OPS’ service bases, Baker Hughes now has complete geographic service coverage in the heart of the largest ESP population in the world. The acquisition doubles Baker Hughes’ share of the Russian ESP market.
“The synergies of Baker Hughes’ world-class ESP technology and manufacturing, combined with the OPS service infrastructure is expected to be a winning combination in the rapidly expanding ESP leasing market in Western Siberia,” said Dmitry Kuzovenkov, president of operations for Baker Hughes in Russia and the Caspian area. Prior to the acquisition, Baker Hughes operated its ESP service business from a single base in Noyabrsk. The acquisition adds three full-cycle bases in Nyagen, NIzhnevartovsk and Megion and four remote field service bases, with the capacity to service more than 10,000 ESP systems.
“The two companies are extremely complementary in portfolio, geography and client base, with very little overlap. OPS logistics and transportation capabilities will further benefit Baker Hughes’ Russia operations. Other significant cost savings are anticipated from the local supply chain and service infrastructure,” notes Kuzovenkov.
Russia has the largest concentration of ESP systems globally with over 70,000 installations, representing 60 percent of the world’s ESP installations. Baker Hughes is a leading equipment provider in the Russia ESP market for high volume and technically challenging artificial lift applications. The OPS service infrastructure will allow Baker Hughes to expand its operations to cover the full spectrum of the Russia ESP market from low-volume, benign applications to high-volume, technically challenging applications.
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About Baker Hughes
Baker Hughes provides reservoir consulting, drilling, pressure pumping, formation evaluation, completion and production products and services to the worldwide oil and gas industry.